As filed with the Securities and Exchange Commission on October 26, 1998
                                                  Registration No. 333-60503
-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ------------------

                                XOMA CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                        94-2756657
 (State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
          (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                          CHRISTOPHER J. MARGOLIN, ESQ.
                                XOMA CORPORATION
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                               ------------------

                                    Copy to:
                           GEOFFREY E. LIEBMANN, ESQ.
                             CAHILL GORDON & REINDEL
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                               ------------------

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

  Title of Each Class                                 Proposed              Proposed
     of Securities              Amount                Maximum                Maximum               Amount of
         To Be                   To Be             Offering Price           Aggregate            Registration
      Registered              Registered            per Unit(1)         Offering Price(1)             Fee
-------------------------------------------------------------------------------------------------------------

Common Stock,
par value $.0005 per
share.............             408,103(2)(3)          $3.9375              $1,606,906               $475(4)

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c).

(2) Includes a like number of Preferred Stock Purchase Rights (the "Rights"). Since no separate consideration is paid for the Rights, the registration fee is included in the fee for the Common Stock.

(3) Pursuant to Rule 416 under the Securities Act of 1933, any additional shares of Common Stock issued as a result of the anti-dilution provisions of the Common Stock Purchase Warrants pursuant to which a portion of the shares of Common Stock registered hereby will be issued are deemed to be registered herewith.

(4)  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED OCTOBER 26, 1998

                                 408,103 Shares

                                XOMA CORPORATION

                                  COMMON STOCK

     This Prospectus relates to 408,103 shares of Common Stock, par value $.0005 per share (the "Common Stock"), of XOMA Corporation (the "Company"), which have been registered for sale from time to time by the selling stockholder named herein or its successor or permitted assignee (the "Selling Stockholder"). Any or all of the Common Stock being registered hereby may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom they may act as agent. To the extent required, the number of shares of Common Stock to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by the Selling Stockholder of the Common Stock offered hereby. The shares of Common Stock to which this Prospectus relates were issued to the Selling Stockholder in, or will be issued from time to time upon exercise of warrants received in, the Private Placement (as defined herein), which took place in July 1998. All reasonable expenses incurred by the Company in connection with the registration of the Common Stock to which this Prospectus relates will be borne by the Company. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments which the Selling Stockholder may be required to make in respect thereof. See "Plan of Distribution."

     The Common Stock is traded on the Nasdaq National Market under the symbol "XOMA." The last reported sale price of the Common Stock as reported by the Nasdaq National Market on October 1, 1998 was $2 5/8 per share.

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered by prospective investors.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                              --------------------

                  The date of this Prospectus is           , 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial statements and other matters. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed a Registration Statement on Form S-3 with the SEC under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement, including the financial schedules and exhibits incorporated therein by reference or filed as a part thereof. Copies of the Registration Statement and its exhibits may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549, and copies of this material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a Web site on the World Wide Web, and copies of the Registration Statement and its exhibits may be accessed at this Web site (http://www.sec.gov). Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement shall be deemed qualified in its entirety by such reference.

                              --------------------

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Director, Corporate Communications, XOMA Corporation, 2910 Seventh Street, Berkeley, California 94710, (510) 644-1170.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Amendment No. 1 thereto on Form 10-K/A dated March 26, 1998 (File No. 0-14710);

          (2) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998 (File No. 0-14710);

          (3) Current Report on Form 8-K dated December 30, 1997 filed on January 9, 1998 (File No. 0-14710);

          (4) Current Report on Form 8-K dated June 26, 1998 filed on June 29, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A dated June 26, 1998 filed on June 29, 1998 (File No. 0-14710);

          (5) Current Report on Form 8-K dated July 9, 1998 filed on July 16, 1998 (File No. 0-14710); and

          (6) The description of XOMA's Common Stock in the Registration Statement on Form 8-A dated June 9, 1986 filed on June 11, 1986 under
     Section 12 of the Exchange Act, including any amendment or report for the purpose of updating such description (Registration No. 33-4793).

     All documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed.

     Any statements contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (or in any other subsequently filed document which also is incorporated by reference in this Prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

                              --------------------

     No person has been authorized in connection with the offering made hereby to give any information or make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy any of the securities offered hereby in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                  RISK FACTORS

     In addition to the other information included or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

No Assurance of Regulatory Approvals or Additional Product Development

     XOMA's products are subject to rigorous preclinical and clinical testing requirements and to approval processes by the U.S. Food and Drug Administration (the "FDA") and similar authorities in other countries. The Company's products are primarily regulated under the U.S. Food, Drug and Cosmetic Act and Section 351(a) of the Public Health Service Act. Most of the Company's human therapeutic products are or will be classified as biologic products and would be subject to regulation by the FDA Center for Biologics Evaluation and Research ("CBER"). Approval of a biologic product for commercialization requires licensure of the product and the manufacturing facilities.

     In December 1992, XOMA submitted an investigational new drug application ("IND") to the FDA to begin Phase I human testing of NEUPREX(TM), a modified recombinantly-derived modified fragment of human bactericidal/permeability-increasing protein ("BPI"). In March 1993, the Company initiated human safety and pharmacokinetic testing under the IND. In mid-1995, the Company initiated three clinical efficacy trials testing the NEUPREX(TM) product as a treatment for the following indications: meningococcemia (a potentially deadly bacterial infection principally of children), infectious complications of severe blood loss due to trauma (hemorrhagic trauma) and complications following partial hepatectomy (a type of major liver surgery). A fourth trial, testing the product in combination with antibiotics to treat severe intra-abdominal infections, started in the first quarter of 1996. In the third quarter of 1997, XOMA initiated a Phase I/II clinical trial to test NEUPREX(TM) in cystic fibrosis patients whose genetic disorder predisposes them to recurring bacterial lung infections. In August 1996, CBER granted XOMA a Subpart E designation for NEUPREX(TM) for the treatment of severe pediatric meningococcemia following favorable results in an open label Phase I/II pilot study. The Company subsequently began a Phase III pivotal trial for the indication in October 1996 in the United States and Canada. Beginning in the first quarter of 1997, XOMA added trial sites in the United Kingdom to increase patient accrual. In June 1998, the Company announced that NEUPREX(TM) had been designated as an "orphan drug" under the Orphan Drug Act by the FDA for the treatment of severe meningococcal disease. Based on data from its Phase II hemorrhagic trauma studies, XOMA initiated in the fourth quarter of 1997 a Phase III pivotal trial testing NEUPREX(TM) to prevent serious pulmonary complications in trauma patients. Review and analysis of results of the Phase II partial hepatectomy study, concluded at the end of 1997, is in progress. No assurance can be given that product approval for NEUPREX(TM) or any other BPI product will be obtained.

     FDA licensure of XOMA's manufacturing facilities for NEUPREX(TM) will be required prior to any commercial use or sale of NEUPREX(TM). No assurance can be given that approval of the manufacturing facilities for NEUPREX(TM) will be obtained.

     In March 1989, XOMA filed a product license application for approval of E5(R), a monoclonal antibody product, for the treatment of gram-negative sepsis. XOMA had completed several clinical trials of E5(R), including two Phase III studies. In June 1992, the FDA informed XOMA that E5(R) was not approvable without further clinical testing, and in June 1993 a third Phase III clinical trial of the E5(R) product commenced. In April 1997, the Company announced that results of an interim analysis of the third trial did not support continuation of the trial, and in June 1997 the Company announced that Pfizer Inc. had decided to end its marketing arrangement with XOMA for E5(R).

     In September 1996, the Company and Genentech, Inc. ("Genentech") announced that the Company had filed an IND with the FDA for clinical testing of hu1124 in patients with moderate to severe psoriasis. The hu1124 product, previously referred to as anti-CD11a, is a humanized monoclonal antibody product XOMA is developing in collaboration with Genentech for treatment of psoriasis. In the second quarter of 1997, in response to findings about the activity of hu1124 in psoriasis patients, XOMA started additional Phase I studies at lower doses. XOMA announced a Phase II efficacy study in Canadian psoriasis patients in February 1998. In addition, other indications for this product are under review. No assurance can be given that product approval for hu1124 in these or any other indications will be obtained.

     The FDA has substantial discretion in both the product approval process and manufacturing facility approval process and it is not possible to predict at what point, or whether, the FDA will be satisfied with the Company's submissions or whether the FDA will raise questions which may be material and delay or preclude product approval or manufacturing facility approval. As additional clinical data are accumulated, they will be submitted to the FDA and may have a material impact on the FDA product approval process.

     Other potential XOMA products will require significant additional development, including extensive preclinical and clinical testing. There can be no assurance that any of the products under development by the Company will be developed successfully, obtain the requisite regulatory approval or be successfully manufactured or marketed.

Need for Additional Funds

     XOMA has expended and expects to continue to expend substantial funds in connection with research and development relating to its products and production technologies, the scale-up of its production capabilities, extensive human clinical trials and the protection of its intellectual property. The Company's cash position and resulting investment income are sufficient to finance the Company's currently anticipated needs for operating expenses, working capital, equipment and current research projects for at least the next twelve months. The Company continues to evaluate strategic alliances, potential partnerships and financing arrangements which would further strengthen its competitive position and provide additional funding. However, no assurance can be given that operations will generate meaningful funds, that additional agreements for product development funding or strategic alliances can be negotiated or that adequate additional financing will be available for the Company to finance its own development on acceptable terms, if at all. If adequate funds are not available, the business of the Company will be materially adversely affected.

History of Losses and Accumulated Deficit

     XOMA has experienced significant losses and, as of June 30, 1998, had an accumulated deficit of approximately $379.6 million.

     For the year ended December 31, 1997 and the six months ended June 30, 1998, XOMA had net losses of approximately $15.8 million, or $0.44 per share (basic and diluted), and $24.5 million, or $0.61 per share (basic and diluted), respectively. The Company expects to incur additional losses in the future. Its ability to achieve a profitable level of operations is dependent in large part on obtaining regulatory approval for its products and entering into agreements for product development and commercialization. XOMA's ability to fund its ongoing operations is dependent on the foregoing factors and on its ability to secure additional funds. There can be no assurance that the Company will ever achieve a profitable level of operations or that cash flow from future operations will be sufficient to meet such obligations.

No Assurance of Effective Marketing

     As of the date of this Prospectus, the Company has not entered into any marketing agreements regarding its NEUPREX(TM) product. Although the Company continues to evaluate strategic alliances and potential partnerships, the Company cannot predict whether or when any such alliances or partnerships will be consummated.

     Assuming timely regulatory approval, which cannot be assured, the successful commercialization of XOMA's products may be dependent to a large extent upon the marketing capabilities of its pharmaceutical partners.

No Assurance of Scale-up of Manufacturing Processes

     The Company has never commercially introduced any pharmaceutical products. In addition, there can be no assurance that the Company's manufacturing facilities will receive regulatory approval in a timely manner. If one or more of the Company's products and the relevant manufacturing facilities were to receive regulatory approval, no assurance can be given that these existing manufacturing capabilities would be able to produce sufficient quantities of such products to meet market demand. Additionally, no assurance can be given that if additional manufacturing facilities are needed to meet market demand, such manufacturing facilities will be successfully obtained or that the requisite regulatory approval for such facilities will be obtained.

No Assurance of Patent Protection/Avoidance of Patent Infringement

     Because of the length of time and the expense associated with bringing new products through development and government approval to the marketplace, the pharmaceutical industry has traditionally placed considerable importance on obtaining and maintaining patent and trade secret protection for significant new technologies, products and processes. The Company and other biotechnology firms hold and are in the process of applying for a number of patents in the United States and abroad to protect their products and important processes and also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others. However, the patent position of biotechnology companies generally is highly uncertain and no consistent policy regarding the breadth of allowed claims has emerged from the actions of the U.S. Patent and Trademark Office (the "Patent Office") with respect to biotechnology patents. Legal considerations surrounding the validity of biotechnology patents continue to be in transition, and no assurance can be given that historical legal standards surrounding questions of validity will continue to be applied or that current defenses as to issued biotechnology patents will in fact be considered substantial in the future. Accordingly, no assurance can be given as to the degree and range of protection any patents will afford against competitors with similar technologies, that patents will issue, that others will not obtain patents claiming aspects similar to those covered by the Company's patent applications or as to the extent to which the Company will be successful in avoiding any patents granted to others.

     During the period from September 1994 to October 15, 1998, the Patent Office issued 29 patents to the Company related to its BPI-based products, including novel compositions, their manufacture, formulation, assay and use. The Company has received Notices of Allowance for nine additional U.S. patents and has more than twenty pending patent applications worldwide related to its BPI-based products. In addition, the Company is the exclusive licensee of BPI-related patents and applications owned by New York University. These include four issued U.S. patents, one additional U.S. Notice of Allowance and one granted European patent. Effective July 9, 1998, the Company is also the exclusive licensee of BPI-related patents and applications owned by Incyte Pharmaceuticals Inc. ("Incyte"), including seven issued U.S. patents, one granted European patent and pending applications worldwide.

     During the period from July 1991 to October 15, 1998, the Patent Office issued seven patents and one Notice of Allowance to the Company related to its bacterial expression technology, including claims to novel promoter sequences, secretion signal sequences, compositions and methods for expression and secretion of recombinant proteins from bacteria, including immunoglobulin gene products. Numerous foreign patents have been granted which, along with additional pending foreign patent applications, correspond to the patents issued and allowed in the U.S.

     If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, the Company may require certain licenses from others in order to develop and commercialize certain potential products incorporating the Company's technology. There can be no assurance that such licenses, if required, will be available on acceptable terms.

     While the Company pursues patent protection, due to uncertainty as to the future utility of patent protection for biotechnology products or processes, the Company also relies upon trade secrets, know-how and continuing technological advancement to develop and maintain its competitive position. All Company employees have signed confidentiality agreements under which they have agreed not to use or disclose any of the Company's proprietary information. Research and development contracts and relationships between the Company and its scientific consultants and potential customers provide access to aspects of the Company's know-how that are protected generally under confidentiality agreements with the parties involved. There can be no assurance that all confidentiality agreements will be honored or are enforceable.

No Assurance of Product Efficacy or the Ability To Compete Successfully

     The biotechnology and pharmaceutical industries are subject to continuous and substantial technological change. Competition in the areas of recombinant DNA-based and monoclonal antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies diversify into the field. A number of these large pharmaceutical and chemical companies have enhanced their capabilities by entering into arrangements with, or acquiring, biotechnology companies. Substantially all of these companies have significantly greater financial resources, larger research and development and marketing staffs and larger production facilities than those of the Company. Moreover, certain of these companies have extensive experience in undertaking preclinical testing and human clinical trials. These factors may enable such companies to develop products and processes competitive with or superior to those of the Company. In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations. These entities are becoming increasingly aware of the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or uncompetitive.

     It is possible that another company is developing one or more products based on BPI, and there can be no assurance that such product(s) will not prove to be more effective than NEUPREX(TM).

Uncertainties in Attracting and Retaining Qualified Personnel

     The Company's success in developing marketable products and achieving a competitive position will depend, in part, on its ability to attract and retain qualified scientific and management personnel. Competition for such personnel is intense, and no assurances can be given that the Company will be able to attract or retain such personnel. The loss of a significant group of key personnel would adversely affect the Company's product development efforts.

Risk of Product Liability Claims

     The testing and marketing of medical products entails an inherent risk of allegations of product liability. The Company believes it currently has adequate levels of insurance for its clinical trials. The Company will seek to obtain additional insurance, if needed, if and when the Company's products are commercialized; however, there can be no assurance that adequate insurance coverage will be available or be available at acceptable costs or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

Certain Provisions Relating to Changes in Control

     The Stockholder Rights Agreement, dated as of October 27, 1993 (the "Rights Agreement"), between the Company and First Interstate Bank of California, as Rights Agent, and the Company's Amended and Restated By-Laws (the "By-Laws") contain provisions that may have the effect of making more difficult an acquisition of control of the Company that has not been approved by the Company's Board of Directors. See "Description of Equity Securities -- Certain Provisions Relating to Changes in Control of the Company."

Volatility of Stock Price

     The market prices for securities of biotechnology companies, including XOMA, have been highly volatile. See "Price Range of Common Stock and Dividend Information." Announcements regarding the results of regulatory approval filings, clinical trials or other testing, technological innovations or new commercial products by XOMA or its competitors, government regulations, developments concerning proprietary rights or public concern as to safety of biotechnology have historically had, and are expected to continue to have, a significant impact on the market price of XOMA's Common Stock.

                                   THE COMPANY

     The Company is a biopharmaceutical company developing products to treat infections, infectious complications of traumatic injury and surgery, and immunologic and inflammatory disorders. The Company's current product development programs include:

     - NEUPREX(TM) (rBPI21), a modified recombinantly-derived fragment of BPI and XOMA's lead BPI-derived product, which is currently in Phase III efficacy clinical trials in two indications and in earlier-stage clinical trials in three additional indications.

     - I-PREX(TM), a proprietary topical formulation of rBPI21 for the treatment of ophthalmic disorders, which is undergoing preclinical testing as a treatment for corneal injuries, including ulcerations and transplants.

     - Mycoprex(TM), a fungicidal peptide compound derived from BPI that is currently in preclinical product development.

     - hu1124 (anti-CDlla), a humanized monoclonal antibody product being developed in collaboration with Genentech, which originally discovered the antibody and characterized it as anti-CD11a. The hull24 product is in Phase II clinical trials for psoriasis. Other indications are under review.

     The Company's cash position and resulting investment income are sufficient to finance the Company's currently anticipated needs for operating expenses, working capital, equipment and current research projects for at least the next twelve months. The Company continues to evaluate strategic alliances, potential partnerships, and financing arrangements which would further strengthen its competitive position and provide additional funding. The Company cannot predict whether or when any such alliances, partnerships or arrangements will be consummated or whether additional funding will be available when required.

     The Company is currently performing an internal review of its computer systems and has engaged a consultant to assist in its review of its other automated equipment in order to evaluate necessary modifications for the Year 2000, and the outcome of these reviews is uncertain. Although the Company does not currently anticipate that it will incur material expenditures to complete any necessary modifications, there can be no assurance in this regard, nor can there be any assurance that the Company will not experience any material adverse impact from a failure to timely identify Year 2000 issues in its systems or equipment or from a failure by one ore more third parties, such as suppliers of raw materials for manufacturing or clinical research organizations, to similarly identify and address such problems.

     Certain statements contained herein that are not related to historical facts may contain "forward looking" information, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company's current beliefs as to the outcome and timing of future events, and actual results may differ materially from those projected or implied in the forward looking statements. Further, certain forward looking statements are based upon assumptions of future events which may not prove to be accurate. The forward looking statements involve risks and uncertainties including, but not limited to, the risks and uncertainties referred to under "Risk Factors" and elsewhere herein and in other of the Company's SEC filings.

              PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

     The Company's Common Stock trades on the Nasdaq National Market under the symbol "XOMA." The following table sets forth the quarterly range of high and low reported sale prices of the Company's Common Stock on the Nasdaq National Market for the periods indicated.

                                                    High             Low
                                                    ----             ---
         1996:
                      First Quarter               $5 3/16           $3 5/8
                      Second Quarter                    8            3 7/8
                      Third Quarter                 7 5/8           4 1/16
                      Fourth Quarter                5 7/8           3 1/16

         1997:
                      First Quarter                $7 1/4         $4 15/16
                      Second Quarter              5 11/16            3 1/8
                      Third Quarter                 8 1/2            4 5/8
                      Fourth Quarter                8 1/2            4 7/8
         1998:
                      First Quarter                $6 1/2          $4 5/16
                      Second Quarter                    6            4 1/4
                      Third Quarter                     5          1 27/32

     On October 1, 1998 the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $2 5/8 per share. On October 1, 1998, there were approximately 4,618 record holders of XOMA's Common Stock.

     The Company has not paid cash dividends on its Common Stock. The Company currently intends to retain earnings for use in the development and expansion of its business and, therefore, does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

                               SELLING STOCKHOLDER

         The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholder as of October 1, 1998, and the number of shares of Common Stock covered by this Prospectus.

                                    Beneficial Ownership
Name and Address of                    of Common Stock                Number of
Selling Stockholder                 prior to the Offering         Shares Offered
-------------------                 ---------------------         --------------
                               Number of           Percent
                                Shares             of Class
                                ------             --------

Incyte Pharmaceuticals, Inc.
3174 Porter Drive              408,103(1)        Less than 1.0%       408,103
Palo Alto, CA 94304


------------------

(1) Includes (i) 158,103 shares of Common Stock issued by the Company to Incyte in July 1998 in a transaction exempt from the registration requirements of the Securities Act (the "Private Placement") and (ii) 250,000 shares of Common Stock issuable upon exercise of the Incyte Warrants (as defined under "Description of Equity Securities -- The Incyte Warrants"), which were also issued by the Company to Incyte in the Private Placement.

                        DESCRIPTION OF EQUITY SECURITIES

     The authorized capital stock of the Company consists of 70,000,000 shares of Common Stock, $.0005 par value, of which 44,874,067 shares were outstanding on October 1, 1998, and 1,000,000 shares of preferred stock, $.05 par value, of which 650,000 have been designated Series A Cumulative Preferred Stock (the "Series A Preferred Stock"), of which none were outstanding on such date, 7,500 have been designated Convertible Preferred Stock, Series E (the "Series E Preferred Stock"), of which none were outstanding on such date, 1,250 have been designated Convertible Preferred Stock, Series G (the "Series G Preferred Stock"), 76 of which were outstanding on such date, and 1,250 have been designated Convertible Preferred Stock, Series H (the "Series H Preferred Stock"), 1,053 of which were outstanding on such date.

Common Stock

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of the Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of the Series G Preferred Stock, the Series H Preferred Stock or any other series of preferred stock or debt that may then be outstanding. There are no redemption or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Preferred Stock Purchase Rights

     On October 27, 1993, the Board of Directors of the Company declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock. Each Right entitles the holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred Stock at a cash exercise price of $30.00 per Unit, subject to adjustment.

     The Rights are attached to all outstanding shares of Common Stock, including the shares of Common Stock offered hereby. The Rights will separate from the Common Stock and will be distributed to holders of Common Stock upon the earliest of (i) ten business days after the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the Common Stock then outstanding (the date of said announcement being referred to as the "Stock Acquisition Date"), (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group of persons becoming an Acquiring Person or (iii) the declaration by the Board of Directors of the Company that any person is an "Adverse Person" (the earliest of such dates, the "Distribution Date").

     The Board of Directors of the Company may generally declare a person to be an Adverse Person after a declaration that such person has become the beneficial owner of 10% or more of the outstanding shares of Common Stock and a determination that (a) such beneficial ownership by such person is intended to cause or is reasonably likely to cause the Company to repurchase the Common Stock owned by such Person or to cause the Company to enter into other transactions not in the best long-term interests of the Company or (b) such beneficial ownership is reasonably likely to cause a material adverse impact on the business or prospects of the Company. The Rights are not exercisable until the Distribution Date and will expire on December 31, 2002, unless previously redeemed or exchanged by the Company.

     In the event that a person becomes an Acquiring Person or the Board of Directors determines that a person is an Adverse Person, each holder of a Right will thereafter have the right (a "Subscription Right") to receive upon exercise that number of Units of Series A Preferred Stock having a market value of two times the exercise price of the Rights. In the event that, at any time following the Stock Acquisition Date, (i) the Company consolidates with, or merges with and into, any person, and the Company is not the surviving corporation; (ii) any person consolidates with the Company, or merges with and into the Company and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock are changed into or exchanged for other securities of any other person or cash or any other property, or (iii) 50% or more of the Company's assets are sold or otherwise transferred, each holder of a Right shall thereafter have the right (a "Merger Right") to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Rights. Rights that are beneficially owned by an Acquiring or Adverse Person may, under certain circumstances, become null and void.

     At any time after a person becomes an Acquiring Person or the Board of Directors of the Company determines that a person is an Adverse Person, the Board of Directors of the Company may exchange all or any part of the then outstanding and exercisable Rights for shares of Common Stock or Units of Series A Preferred Stock at an exchange ratio of one share of Common Stock or one Unit of Series A Preferred Stock per Right. Notwithstanding the foregoing, the Board of Directors of the Company generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the Common Stock then outstanding.

     The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right by the Board of Directors of the Company at any time prior to the date on which a person is declared to be an Adverse Person, the tenth business day after the Stock Acquisition Date, the occurrence of an event giving rise to the Merger Right or the expiration date of the Rights Agreement.

The Series A Preferred Stock

     There are currently no shares of Series A Preferred Stock outstanding. Pursuant to the Certificate of Designation relating to the Series A Preferred Stock, subject to the rights of holders of any shares of any series of preferred stock ranking prior and superior (such as the Series G Preferred Stock and the Series H Preferred

Stock), the holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share equal to the greater of (a) $1.00 or (b) 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of Series A Preferred Stock.

     In addition to any other voting rights required by law, holders of Series A Preferred Stock shall have the right to vote on all matters submitted to a vote of stockholders of the Company with each share of Series A Preferred Stock entitled to 100 votes. Except as otherwise provided by law, holders of Series A Preferred Stock and holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

     Unless otherwise provided in a Certificate of Designation relating to a subsequently designated series of preferred stock of the Company, the Series A Preferred Stock shall rank junior to any other series of preferred stock as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and shall rank senior to the Common Stock. Upon any liquidation, dissolution or winding-up of the Company, no distributions shall be made to holders of shares of stock ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $100.00 per share or (2) an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock or to the holders of stock ranking on parity with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

     If the Company shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into cash, other securities and/or any other property, then any shares of Series A Preferred Stock outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to 100 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.

     The shares of Series A Preferred Stock shall not be redeemable.

The Series B Preferred Stock

     The 18,775 shares of Senior Convertible Preferred Stock, Series B, issued by the Company in a private placement consummated in December 1993 in reliance upon the exemption contained in Section 4(2) of the Securities Act, have been converted into an aggregate of 3,751,454 shares of Common Stock.

The Series C Preferred Stock

     The 4,799 shares of Convertible Preferred Stock, Series C, issued by the Company in an offering made to foreign investors in reliance on Regulation S under the Securities Act in August 1995, have been converted into an aggregate of 2,728,190 shares of Common Stock.

The Series D Preferred Stock

     The 5,000 shares of Non-Voting Cumulative Convertible Preferred Stock, Series D, issued by the Company in an offering exempt from the registration requirements of the Securities Act pursuant to Regulation D thereunder in March 1996, have been converted into an aggregate of 1,048,610 shares of Common Stock.

The Series E Preferred Stock

     There are currently no shares of Series E Preferred Stock outstanding. The 7,500 shares of Series E Preferred Stock have been designated by the Company for issuance upon conversion of the convertible subordinated loans to the Company made and to be made by Genentech in connection with the funding of the Company's development costs for hull24 through 1998. Such loans are and will be convertible into Series E Preferred Stock upon the occurrence of certain events relating to certain regulatory approvals, payment defaults, prepayments and other circumstances. Pursuant to the Certificate of Designation relating to the Series E Preferred Stock, the holders of shares of Series E Preferred Stock will not be entitled to receive any dividends on shares of the Series E Preferred Stock.

     The Series E Preferred Stock will rank senior with respect to rights on liquidation, winding-up and dissolution of the Company to all classes of Common Stock. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series E Preferred Stock will be entitled to receive $10,000 per share of Series E Preferred Stock before any distribution is made on the Common Stock. The holders of shares of Series E Preferred Stock will have no voting rights, except as required under the General Corporation Law of the State of Delaware.

     The holders of Series E Preferred Stock will have the right to convert shares of Series E Preferred Stock into shares of Common Stock at a conversion price equal to the current market price of the Common Stock (determined as provided below). The current market price will be determined (a) for shares of Series E Preferred Stock issued in connection with a conversion of one or more of the convertible subordinated loans upon certain regulatory approvals, payment defaults or in certain other circumstances, as of the first date on which such a conversion occurs, and (b) for shares of Series E Preferred Stock issued in connection with certain prepayments of one or more of the convertible subordinated loans or a conversion thereof in certain other circumstances, as of the date of the issuance of such shares of Series E Preferred Stock.

     The Series E Preferred Stock will be automatically converted into Common Stock at its then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder.

     The Company will have the right, at any time and from time to time, to redeem any or all shares of Series E Preferred Stock for cash in an amount equal to the conversion price multiplied by the number of shares of Common Stock into which each such share of Series E Preferred Stock would then be convertible.

The Series F Preferred Stock

     The 1,600 shares of Non-Voting Cumulative Convertible Preferred Stock, Series F (the "Series F Preferred Stock"), issued by the Company in an offering exempt from the registration requirements of the Securities Act pursuant to Regulation D thereunder in September 1996, have been converted into an aggregate of 5,269,870 shares of Common Stock.

The Series G Preferred Stock

     The Company issued 1,250 shares of Series G Preferred Stock in August 1997 in a transaction exempt from the registration requirements of the Securities Act (the "Series G Private Placement"). As of October 1, 1998, shares of Series G Preferred Stock had been converted into an aggregate of 3,619,825 shares of Common Stock. Pursuant to the Certificate of Designation relating to the Series G Preferred Stock, the holders thereof are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative dividends at a rate per share (as a percentage of the stated value per share) equal to 5% per annum. Dividends are payable, at the option of the Company, in cash or Common Stock (subject to certain restrictions thereon). In addition, the Company may elect not to declare or make payment of any dividend, in which event the accrued and unpaid dividends shall be calculated and paid at the time of conversion, as described below.

     The Series G Preferred Stock ranks senior with respect to rights on liquidation, dissolution or winding-up of the Company to the Common Stock. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series G Preferred Stock will be entitled to receive $10,000 per share, plus accrued but unpaid dividends, before any distribution or payment is made on the Common Stock or any preferred stock of the Company ranking junior as to liquidation rights to the Series G Preferred Stock. Except as may be required by law and except with respect to certain actions which may adversely affect the holders of Series G Preferred Stock, the holders of Series G Preferred Stock are not entitled to vote on any matter submitted to a vote of stockholders of the Company.

     The holders of Series G Preferred Stock have the right to convert shares of Series G Preferred Stock into Common Stock at a conversion price equal to (a) a percentage of the 5-day trailing average market price of the Common Stock at the time of conversion, beginning at 100% immediately following the closing of the Series G Private Placement and declining by 2% per month until such percentage equals 88%, or (b) during the first six months following such closing, the lesser of the percentage described in the foregoing clause (a) and 140% of the 5-day trailing average market price of the Common Stock as of the date of such closing; provided that the holders thereof have agreed that in no event shall any such holder be entitled to (i) convert any shares of Series G Preferred Stock during the 60 days immediately following the closing of the Series G Private Placement at a price below 120% of the 5-day trailing average market price of the Common Stock as of the date of such closing, and (ii) convert any shares of Series G Preferred Stock (or exercise any Series G Warrants) to the extent the issuance of shares of Common Stock upon a proposed conversion (or exercise) would result in such holder beneficially owning more than 4.999% of the outstanding shares of Common Stock, absent certain defaults by the Company; and provided, further, that in the event that on any conversion date the conversion of all the outstanding shares of Series G Preferred Stock upon surrender thereof, together with all shares of Common Stock previously issued upon conversion of Series G Preferred Stock and in respect of payment of dividends thereon, would require the issuance of a number of shares of Common Stock in excess of 20% of the number of such shares outstanding on August 14, 1997 (the closing date of the Series G Private Placement), the Company shall, at its option, either redeem all of such holder's shares of the Series G Preferred Stock not convertible by reason of the limitation described in this proviso at a redemption price per share based on the five day trailing average market price at the time of conversion or at the time of redemption, whichever is greater, or, after obtaining stockholder approval, convert such Series G Preferred Stock into shares of Common Stock; provided, that, if the Company elects to seek stockholder approval, the holders of a majority of the outstanding shares of Series G Preferred Stock may request, in lieu of such approval, that the Company redeem the Series G Preferred Stock as set forth above. In addition, subject to the limitation described in the second proviso of the preceding sentence, the Company has the right, so long as it is in compliance with its obligations to the holders of the Series G Preferred Stock and the related registration statement is then effective, exercisable at any time on or after the third anniversary of the closing of the Series G Private Placement, to require the holders thereof to convert all or a portion of their shares of Series G Preferred Stock into Common Stock at the then applicable conversion price.

     The holders thereof are entitled to redeem their shares of Series G Preferred Stock at the redemption price described in the preceding paragraph if the Common Stock is no longer listed for trading on the Nasdaq National Market or any other principal market or exchange for such shares (other than as a result of the suspension of trading in securities generally or temporarily pending release of material information) for five trading days in the aggregate.

The Series H Preferred Stock

     The 1,250 outstanding shares of Series H Preferred Stock were issued by the Company in June 1998 in a transaction exempt from the registration requirements of the Securities Act (the "Series H Private Placement"). As of October 1, 1998, shares of Series H Preferred Stock had been converted into an aggregate of 960,433 shares of Common Stock. Pursuant to the Certificate of Designation relating to the Series H Preferred Stock, the holders thereof are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative dividends at a rate per share (as a percentage of the stated value per share) equal to 5% per annum. Dividends are payable, at the option of the Company, in cash or Common Stock (subject to certain restrictions thereon). In addition, the Company may elect not to declare or make payment of any dividend, in which event the accrued and unpaid dividends shall be calculated and paid at the time of conversion, as described below.

     The Series H Preferred Stock ranks senior with respect to rights on liquidation, dissolution or winding-up of the Company to the Common Stock. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series H Preferred Stock will be entitled to receive $10,000 per share, plus accrued but unpaid dividends, before any distribution or payment is made on the Common Stock or any preferred stock of the Company ranking junior as to liquidation rights to the Series H Preferred Stock. Except as may be required by law and except with respect to certain actions which may adversely affect the holders of Series H Preferred Stock, the holders of Series H Preferred Stock are not entitled to vote on any matter submitted to a vote of stockholders of the Company.

     The holders of Series H Preferred Stock have the right to convert shares of Series H Preferred Stock into Common Stock at a conversion price equal to (a) a percentage of the 5-day trailing average market price of the Common Stock at the time of conversion, beginning at 100% immediately following the closing of the Series H Private Placement and declining by 2% per month until such percentage equals 88%, or (b) during the first six months following such closing, the lesser of the percentage described in the foregoing clause (a) and 140% of the 5-day trailing average market price of the Common Stock as of the date of such closing; provided that the holders thereof have agreed that in no event shall any such holder be entitled to (i) convert any shares of Series H Preferred Stock during the 60 days immediately following the closing of the Series H Private Placement at a price below 120% of the 5-day trailing average market price of the Common Stock as of the date of such closing, and (ii) convert any shares of Series H Preferred Stock (or exercise any Series H Warrants) to the extent the issuance of shares of Common Stock upon a proposed conversion (or exercise) would result in such holder beneficially owning more than 4.999% of the outstanding shares of Common Stock, absent certain defaults by the Company; and provided, further, that in the event that on any conversion date the conversion of all the outstanding shares of Series G Preferred Stock and Series H Preferred Stock upon surrender thereof, together with all shares of Common Stock previously issued upon conversion of Series G Preferred Stock and Series H Preferred Stock and in respect of payment of dividends thereon, would require the issuance of a number of shares of Common Stock in excess of 20% of the number of such shares outstanding on June 26, 1998 (the closing date of the Series H Private Placement), the Company shall, at its option, either redeem all of such holder's shares of the Series H Preferred Stock not convertible by reason of the limitation described in this proviso at a redemption price per share based on the five day trailing average market price at the time of conversion or at the time of redemption, whichever is greater, or, after obtaining stockholder approval, convert such Series H Preferred Stock into shares of Common Stock; provided, that, if the Company elects to seek stockholder approval, the holders of a majority of the outstanding shares of Series H Preferred Stock may request, in lieu of such approval, that the Company redeem the Series H Preferred Stock as set forth above. In addition, subject to the limitation described in the second proviso of the preceding sentence, the Company has the right, so long as it is in compliance with its obligations to the holders of the Series H Preferred Stock and the related registration statement is then effective, exercisable at any time on or after the third anniversary of the closing of the Series H Private Placement, to require the holders thereof to convert all or a portion of their shares of Series H Preferred Stock into Common Stock at the then applicable conversion price.

     The holders thereof are entitled to redeem their shares of Series H Preferred Stock at the redemption price described in the preceding paragraph if the Common Stock is no longer listed for trading on the Nasdaq National Market or any other principal market or exchange for such shares (other than as a result of the suspension of trading in securities generally or temporarily pending release of material information) for five trading days in the aggregate.

The Series F Warrants

     The Company issued 109,739 warrants (the "Series F Warrants") to purchase shares of Common Stock in connection with the offering of the Series F Preferred Stock in September 1996 in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D thereunder. Each Series F Warrant entitles the holder thereof to purchase one share of Common Stock, subject to anti-dilution adjustments. The Series F Warrants are exercisable from and after September 24, 1996, with one-half thereof having expired on March 24, 1998 and the remainder expiring on September 24, 1999, at an exercise price of $7.29 per share.

     The Series F Warrants have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, the Series F Warrants contain certain restrictions on their transfer. The Company is not obligated and does not intend to register the Series F Warrants under the Securities Act.

The Series G Warrants

     The Company issued 485,879 warrants (the "Series G Warrants") to purchase shares of Common Stock in the Series G Private Placement. Each Series G Warrant entitles the holder thereof to purchase one share of Common Stock, subject to anti-dilution adjustments. The Series G Warrants are exercisable from and after August 14, 1997, expiring on August 14, 2000, at an exercise price of $10.00 per share.

     The Series G Warrants have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, the Series G Warrants contain certain restrictions on their transfer. The Company is not obligated and does not intend to register the Series G Warrants under the Securities Act.

The Series H Warrants

     The Company issued 618,681 warrants (the "Series H Warrants") to purchase shares of Common Stock in the Series H Private Placement. Each Series H Warrant entitles the holder thereof to purchase one share of Common Stock, subject to anti-dilution adjustments. The Series H Warrants are exercisable from and after June 26, 1998, expiring on June 26, 2001, at an exercise price of $7.00 per share.

     The Series H Warrants have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, the Series H Warrants contain certain restrictions on their transfer. The Company is not obligated and does not intend to register the Series H Warrants under the Securities Act.

The Incyte Warrants

     The Company issued 250,000 warrants (the "Incyte Warrants") to purchase shares of Common Stock in the Private Placement. Each Incyte Warrant entitles the holder thereof to purchase one share of Common Stock, subject to anti-dilution adjustments. The Incyte Warrants are exercisable from and after July 9, 1998, expiring on July 9, 2008 or earlier upon the related license becoming fully paid up, at an exercise price of $6.00 per share.

     The Incyte Warrants have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, the Incyte Warrants contain certain restrictions on their transfer. The Company is not obligated and does not intend to register the Incyte Warrants under the Securities Act.

Certain Provisions Relating to Changes in Control of the Company

     Certain provisions of the By-Laws and the Rights (summarized above) may delay, defer or prevent a change in control of the Company that a stockholder might consider to be in his or her best interest, including those applicable to a change in control of the Company that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     Special Meeting of Stockholders. The By-Laws provide that meetings of stockholders of the Company may be called only by the Chief Executive Officer or the Board of Directors of the Company. This provision may make it more difficult for stockholders to take action opposed by management or the Board of Directors of the Company.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-Laws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received by the Secretary of the Company not less than sixty nor more than ninety days prior to the first anniversary of the preceding year's annual meeting, or in the case of an annual meeting that is called for a date that is more than thirty days or delayed by more than sixty days from such anniversary, notice by the stockholder to be timely must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (1) the sixtieth day prior to such annual meeting or (2) the tenth day following the day on which such notice of the date of the annual meeting was mailed or publicly disclosed. These provisions may preclude some stockholders from bringing matters before an annual meeting of stockholders or making nominations for directors at an annual meeting of stockholders.

     Preferred Stock Purchase Rights. The provisions of the Rights and the Series A Preferred Stock may make it more difficult or more costly for a person or group of persons to acquire control of the Company in a transaction opposed by the Board of Directors of the Company. See "-- Preferred Stock Purchase Rights" and "-- The Series A Preferred Stock."

Transfer Agent and Registrar

     ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar of the Common Stock.

                              PLAN OF DISTRIBUTION

     Any or all of the Common Stock being registered hereby may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom they may act as agent. The Selling Stockholder, and any such underwriters, dealers or agents that participate in the distribution of Common Stock, may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such shares of Common Stock may be so offered or sold in the open market, on the Nasdaq National Market, in privately negotiated transactions, in an underwrittten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the number of shares of Common Stock to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by the Selling Stockholder of the Common Stock offered hereby.

     In connection with distributions of the Common Stock, the Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder also may sell the Common Stock short and deliver the Common Stock to close out such short positions. The Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, which may then resell or otherwise transfer such Common Stock. The Selling Stockholder also may loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

     The shares of Common Stock covered by this Prospectus are (i) shares of Common Stock issued in the Private Placement and (ii) shares of Common Stock underlying the Incyte Warrants.

     All reasonable expenses incurred by the Company in connection with the registration of the Common Stock to which this Prospectus relates, including without limitation all registration, listing and qualification fees, accounting fees and the fees and disbursements of counsel for the Company, which are estimated to be approximately $30,000 in the aggregate, will be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. Incyte will be responsible for the fees and disbursements of its counsel, any stock transfer taxes that may be payable by Incyte, and all brokerage commissions.

     The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which the Selling Stockholder may be required to make in respect thereof.

                                 LEGAL OPINIONS

     The validity of the shares of Common Stock to which this Prospectus relates has been passed upon for the Company by Cahill Gordon & Reindel, a partnership including a professional corporation, located in New York, New York.

                                     EXPERTS

     The financial statements of XOMA incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. The Company has appointed, and its stockholders have ratified the appointment of, Ernst & Young LLP to serve as the Company's independent accountants for 1998.

==========================================================       ==================================================


     No  dealer,   salesman  or  other  person  has  been
authorized   to   give   any   information   or  to  make
representations   other  than  those  contained  in  this                         408,103 Shares
Prospectus,  and, if given or made,  such  information or
representations  must not be relied  upon as having  been
authorized  by the  Company or the  Selling  Stockholder.                        XOMA CORPORATION
Neither  the  delivery  of this  Prospectus  nor any sale
made hereunder shall, under any circumstances,  create an
implication that the information  herein is correct as of
any time  subsequent to its date.  This  Prospectus  does                          Common Stock
not constitute an offer or  solicitation by anyone in any
jurisdiction  in which such offer or  solicitation is not
authorized  or in which the person  making  such offer or
solicitation  is not  qualified  to do so or to anyone to                        ________________
whom it is unlawful to make such offer or solicitation.
                   __________________                                               PROSPECTUS
                    TABLE OF CONTENTS                                            _________________
                                                     Page

Available Information.........................2
Information Incorporated by Reference.........3
Risk Factors..................................4
The Company...................................9
Price Range of Common Stock and Dividend
   Information................................10
Selling Stockholder...........................11
Description of Equity Securities..............11
Plan of Distribution..........................19
Legal Opinions................................19                                            , 1998
Experts.......................................20


==========================================================       ==================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this offering are as follows:

                                                           Amount
                                                         to be Paid
                                                         ----------

SEC registration fee                                      $   475
Nasdaq fee                                                  8,163
Legal fees and expenses (including
Blue Sky fees and expenses)                                15,000
Accounting fees and expenses                                3,000
Miscellaneous                                               3,362
                                                         --------
Total                                                     $30,000

Item 15.  Indemnification of Directors and Officers

     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents, subject to certain limitations (Del. Code, Title 8 Sec. 145). Article VII of the Company's Bylaws provides that expenses incurred by an officer or director of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of a final disposition of the action, suit or proceeding upon receipt by the Company of an undertaking by the officer or director that he or she will repay such expenses if it is ultimately determined that he or she is not entitled to indemnification under the Delaware General Corporation Law.

     As permitted by Section 102 of the Delaware General Corporation Law, the Company's Certificate of Incorporation contains provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction by which the director derived an improper personal benefit. The Company has also entered into indemnification agreements with its directors and officers providing for indemnification and advancements of expenses to the fullest extent permitted under Delaware law.

Item 16.  Exhibits and Financial Statement Schedules

(a)      Exhibits

         Exhibit
         Number

          4.1  Restated Certificate of Incorporation(1)

          4.2  Certificate of Amendment of Restated Certificate of
               Incorporation(2)

          4.3  Amended and Restated By-Laws(3)

          4.4 Stockholder Rights Agreement dated October 27, 1993 by and between the Company and First Interstate Bank of California as Rights Agent(4)

          4.5 Certificate of Designation of Convertible Preferred Stock, Series E(5)

          4.6 Amended Certificate of Designation of Convertible Preferred Stock, Series E(2)

          4.7 Certificate of Designation of Convertible Preferred Stock, Series G(6)

          4.8 Certificate of Designation of Convertible Preferred Stock, Series H(7)

          4.9  Form of Common Stock Purchase Warrant (Series F Warrants)(2)

          4.10 Form of Common Stock Purchase Warrant (Series G Warrants)(6)

          4.11 Form of Common Stock Purchase Warrant (Series H Warrants)(7)

          4.12 Form of Common Stock Purchase Warrant (Incyte Warrants)(8)

          5.1  Opinion of Cahill Gordon & Reindel*

          10.1 Form of Registration Rights Agreement, dated as of July 9, 1998, by and between XOMA Corporation and Incyte Pharmaceuticals Inc.
               (8)

          23.1 Consent of Arthur Andersen LLP

          23.2 Consent of Cahill Gordon & Reindel (included in Exhibit 5.1)

          24.1 Power of Attorney*

--------------------

*      Previously filed.

(1) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 33-59379).

(2) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-07263).

(3) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 33-74982).

(4) Incorporated by reference to the Company's Current Report on Form 8-K dated October 27, 1993.

(5) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-2493).

(6) Incorporated by reference to the Company's Current Report on Form 8-K dated August 18, 1997.

(7) Incorporated by reference to the Company's Current Report on Form 8-K dated June 29, 1998.

(8) Incorporated by reference to the Company's Current Report on Form 8-K dated July 16, 1998.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on October 26, 1998.

                                XOMA CORPORATION


                                By: /s/John L. Castello
                                    ----------------------------------------
                                    Name:  John L. Castello
                                    Title: Chairman of the Board,
                                             President and Chief
                                             Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


              Signature                                Title                                  Date
              ---------                                -----                                  ----

                                        Chairman of the Board, President          October 26, 1998
                                        and Chief Executive Officer
/s/John L. Castello                     (Principal Executive Officer)
-------------------------------
John L. Castello

                                        Chief Scientific and Medical              October 26, 1998
               *                        Officer and Director
-------------------------------
Patrick J. Scannon

                                        Vice President, Finance and Chief         October 26, 1998
                                        Financial Officer (Principal
               *                        Financial and Accounting Officer)
-------------------------------
Peter B. Davis

               *                        Director                                  October 26, 1998
-------------------------------
James G. Andress

               *                        Director                                  October 26, 1998
-------------------------------
William K. Bowes, Jr.

               *                        Director                                  October 26, 1998
-------------------------------
Arthur Kornberg

               *                        Director                                  October 26, 1998
-------------------------------
Steven C. Mendell

               *                        Director                                  October 26, 1998
-------------------------------
W. Denman Van Ness


*        By:/s/John L. Castello
            -----------------------
              Attorney-in-fact

                                  EXHIBIT INDEX


Exhibit
Number                                                                   Page

4.1     Restated Certificate of Incorporation(1)

4.2     Certificate of Amendment of Restated Certificate of
        Incorporation(2)

4.3     Amended and Restated By-Laws(3)

4.4 Stockholder Rights Agreement dated October 27, 1993 by and between the Company and First Interstate Bank of California as Rights Agent(4)

4.5     Certificate of Designation of Convertible Preferred Stock,
        Series E (5)

4.6     Amended Certificate of Designation of Convertible Preferred
        Stock, Series E(2)

4.7     Certificate of Designations of Convertible Preferred Stock,
        Series G(6)

4.8     Certificate of Designation of Convertible Preferred Stock,
        Series H(7)

4.9     Form of Common Stock Purchase Warrant (Series F Warrants)(2)

4.10    Form of Common Stock Purchase Warrant (Series G Warrants)(6)

4.11    Form of Common Stock Purchase Warrant (Series H Warrants) (7)

4.12    Form of Common Stock Purchase Warrant (Incyte Warrants) (8)

5.1     Opinion of Cahill Gordon & Reindel*

10.1 Form of Registration Rights Agreement, dated as of July 9, 1998, by and between XOMA Corporation and Incyte
        Pharmaceuticals Inc. (8)

23.1    Consent of Arthur Andersen LLP

23.2    Consent of Cahill Gordon & Reindel (included in Exhibit 5.1)

25.1    Power of Attorney*

---------------------

*    Previously filed.

(1) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 33-59379).

(2) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-07263)

(3) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 33-74982).

(4) Incorporated by reference to the Company's Current Report on Form 8-K dated October 27, 1993.

(5) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-2493).

(6) Incorporated by reference to the Company's Current Report on Form 8-K dated August 18, 1997.

(7) Incorporated by reference to the Company's Current Report on Form 8-K dated June 29, 1998.

(8) Incorporated by reference to the Company's Current Report on Form 8-K dated July 16, 1998.


                                      -2-